CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and shareholders
US Data Authority, Inc.
Boca Raton, Florida

As independent pubic accountants, we hereby consent to the use of our report dated May 8, 2002 on the financial statements of US Data Authority, Inc. for the years ended December 31, 2001 and 2000. The above is incorporated as part of the Annual Report on Form 10KSB.

s/Hixson, Marin, DeSanctis & Company, P.A.

North Miami Beach, Florida

May 8, 2002